Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT

Gregory Hughes

Chief Operating Officer and Chief Financial Officer

-or-

Heidi Gillette

Director, Investor Relations

(212) 594-2700

SL Green Announces Recapitalization and

Joint Venture Partnership with Wachovia on 1372 Broadway

***

New York, NY, July 24, 2007 - SL Green Realty Corp. (NYSE: SLG) announced today that it has closed on a joint venture with Wachovia Corporation (NYSE:WB) for 1372 Broadway, New York, New York, a property which was formerly wholly-owned by SL Green.  Under the terms of the joint venture agreement, Wachovia will own an 85% interest in the property based upon a gross aggregate price of $335 million, or $660 per square foot.

The 508,000 square foot, 21-story office building, located on Broadway between 37th and 38th Streets, was contributed to the SL Green portfolio in 1997 in connection with the Company’s initial public offering.  SL Green’s sale of its interests in 1372 Broadway will generate gains of approximately $215 million.  Consistent with SL Green’s 2007 disposition plan, the proceeds generated by this sale will be reinvested in a tax-efficient manner as part of a 1031-exchange with properties acquired through the Company’s merger with Reckson Associates.

Andrew Mathias, President and Chief Investment Officer of SL Green, stated, “Upon the acquisition of the Reckson portfolio in January 2007, our plan was to immediately sell up to $1 billion or more of assets.  This disposition allows us to continue to participate in the upside of an asset that we have successfully repositioned for maximum value creation through our retained interest and incentive fees.  Wachovia has been a tremendous counterpart for us on the financing side of our business and we are very pleased to complete our first equity joint venture transaction with them.”

The success of the Company’s repositioning efforts  at 1372 Broadway have resulted in an overall occupancy at the property of 99%, highlighted by a recently announced 10-year lease with the world’s second largest corporation, Wal-Mart Stores East, L.P.  Wal-Mart, (NYSE: WMT), will occupy the entire second floor and second floor mezzanine, comprising a total of 46,103 square feet for executive offices.  Additionally, two other noteworthy leasing transactions with prominent clothing retailers were recently signed at the property:  an extension and expansion of Ross Stores, Inc. representing 32% of the property; and, a renewal, extension and expansion of Ann Taylor, representing 18% of the property.

Wachovia Securities acted as financial advisor to Wachovia Corporation.  Eastdil Secured acted as an advisor to SL Green in this transaction.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of June 30, 2007, the Company owned 32 New York City office properties totaling approximately 22.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 285,000 square feet at nine properties, along with ownership of 33 suburban assets totaling 7.0 million square feet in Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

###